Exhibit 99.1

TARONIS FUELS ANNOUNCES EXECUTIVE TRANSITION

Taronis Fuels also provides update regarding restatement process

Peoria, AZ, November 30, 2021 – Taronis Fuels, Inc. (“Taronis” or the “Company”) (OTC:TRNF) today announced the resignation of Kevin Foti from his position as President and CEO of the Company, effective December 10, 2021. The Company also announced that Jered Ruyle will succeed Mr. Foti as interim President and CEO.

Mr. Ruyle is widely respected throughout the Taronis Fuels organization and has over 14 years of experience in the packaged gas industry. He has been an Executive Vice President at Taronis Fuels, overseeing the Company’s Southern region of operations since January 2020. Previously, Mr. Ruyle held a number of key positions, including President, within his family’s multi-generational packaged gas business, which was eventually acquired by Taronis Fuels. Mr. Ruyle has industry-specific experience in fill plant operations, management of logistics teams and leadership of sales teams. Mr. Ruyle obtained his Bachelor’s degree in Business Administration from the University of Texas at Tyler.

In response to his appointment as interim President and CEO, Mr. Ruyle commented: “I am excited to take on this newly expanded role within Taronis Fuels. With my experience and knowledge of these assets, the continued hard work of all our dedicated employees and continued input from our Board members that have decades of experience in the industrial gas business, I believe we have the opportunity to grow Taronis Fuels into a successful company within the packaged gas sector.”

Commenting on his resignation, Mr. Foti stated: “During my period overseeing Taronis Fuels, I identified Jered as a skilled operator with strong leadership capabilities and have come to believe he is the right person to be the CEO of this Company going forward.”

Taronis Fuels is also announcing that the expected timeframe to complete a full financial restatement and audit of historic financial statements has been extended through calendar year 2022. As part of the audit process, the Company has recently discovered certain deficiencies in data related to its IT system due to poor historic processes and controls. The Company is in the process of addressing these deficiencies with the help of outside consultants, including an IT system audit, to ensure the integrity of historic and future financial data and reporting.

The Chairman of the Company’s Board of Directors Tobias Welo commented: “While the Board of Directors is disappointed the timeframe to our expected restatement has been extended into 2022, we continue to believe in the underlying operating assets of Taronis Fuels and the potential to utilize our platform to build a large industrial gas business. In the meantime, the team is working hard to implement proper controls and procedures, file our financial statements, resolve legal obligations, and maximize operating efficiency. Furthermore, I believe Jered has earned the respect of our Board of Directors and all the employees throughout our organization. He is the right person to lead this Company going forward. We expect to provide investors and stakeholders with an update on our progress in early-2022.”

About Taronis Fuels

Taronis Fuels, Inc. is a US industrial gas distributor. For more information, please visit our website at www.taronisfuels.com.

Forward-Looking Statements

This press release contains forward-looking information about Taronis Fuels within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, the timing of the restatement and audit of historic financial statements, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks associated with the timing and outcome of the Company’s ongoing review of its historical financial reporting and internal control over financial reporting; the ability of the Company’s new management team and financial accounting staff to complete the restatement and audit of historic financial statements in a timely manner; as well as those risks identified in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and subsequent filings with the SEC which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect the Company’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on the Company’s stock price. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Taronis Fuels Contacts:

Investors:

Taronis Fuels

ir@taronisfuels.com